Exhibit 6.26

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”) dated June 8, 2017 is effective as of the 20th day of March, 2017 (the “Effective Date”), by and between I|M1, LLC, a California limited liability company (“Consultant”), and NuGene International, Inc., a Nevada corporation (“Company”).

RECITALS

A.
Consultant provides online, event driven and other marketing and branding consulting services to its clients using facilitators and visual representations being known and recognized by the public and associated in the public mind with Consultant “for use by men” or the men’s market.

B.
Ms. Ireland, an internationally famous person and designer with a highly favorable public image and strong, favorable identity for branding; and a strong portfolio of multiple brands and ambassadors, also with a highly favorable public image and strong brand identities serves as Chief Brand Advisor of Consultant.

C.
Company is a manufacturer, distributor and/or seller of products and desires to use the branding capabilities of the Consultant for skin and hair care products within the “for use by men” or the men’s market, which products contain stem cell derived and containing biologically active or biologically derived ingredients, and limited to those products set forth in Exhibit A hereto (“Men’s Products”).

D.
The Consultant possesses unique and appropriate knowledge and skill to promote the Company, through online and social media, in regards to the Men’s Products set forth in Exhibit A to advise the Company in regard to marketing and brand awareness.

E.
The Company desires to retain Consultant with respect to the Men’s Products set forth in Exhibit A to provide services to the Company on the terms and conditions set forth herein.

F.
The parties wish to enter into this amended and restated agreement to correct certain ministerial errors and disclosures in the initial agreement between the parties which was unrelated to this Agreement and which has been terminated ab initio.

AGREEMENT

     NOW, THEREFORE in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consultancy. The Company hereby engages Consultant to provide assistance in promotion of the Company and promotion and advice in regard to marketing and branding of the Men’s Products.

2. Duties and Involvement.

            a. The services will generally include assistance in promotion of the Company's name and products to the public for greater public awareness and promotion of the Company and its products in the online community and on television. Consultant will make use of its social media network for these purposes and will also provide promotion of the Men’s Products on various media. The Services to be performed by March 31, 2017 will include, without limitation, (i) an immediate social media blitz, including blogging on Twitter, Instagram, Facebook and other social media platforms, (ii) modeling impressions with the Company’s products which will be provided on various social media platforms, (iii) marketing and sales merchandising and branding materials, and (iv) television and public support statements for “NuGene;” provided, that it is understood and agreed that any failure to accomplish one or more of the Services by March 31, 2017 shall not be deemed to be a material breach of this Agreement for purposes of Section 4(b) (the “Services”).

           b. Consultant acknowledges that neither it nor any of its employees will make use of Company proprietary data for personal use or gain, and will not disclose to any third party any confidential information or materials which it receives as a result of providing the Services hereunder.

3. Exclusivity for Select Identified Products. Company acknowledges that Consultant provides services to other entities for other products, and the Services provided herein shall be exclusive only to those Men’s Products set forth on Exhibit A. For clarification purposes, the parties understand and agree that Consultant may perform services for other entities and for other products (including, without limitation, Men’s Products) to the extent such products are not specifically set forth in Exhibit A.

4. Term and Termination.

            a. This Agreement shall begin as of and on the Effective Date and shall terminate on December 31, 2017.

            b. This Agreement may be terminated upon the following events: (i) mutual agreement of the parties provided written notice is given; or (ii) a material breach of any of the provisions hereof by either party.

5. Compensation. Company agrees to compensate Consultant as follows: (i) upon execution hereof, Company shall pay Consultant an amount equal to Two Million Five Hundred Thousand (2,500,000) shares of the Company’s Common Stock having a par value of $.0001 per share (the “Shares”); and (ii) Company shall pay to Consultant Fifty Thousand Dollars (US $50,000) upon the earlier of (A) any Company equity or debt offering or financing which provides the Company with proceeds in an amount equal to or in excess of $10,000,000, or (B) June 30, 2017. With regard to the Shares, Consultant hereby represents and warrants to Company as follows:

a.
Consultant understands that the Shares are characterized as “restricted securities” under the Securities Act of 1933 (as amended, and together with the rules and regulations promulgated thereunder, the “Act”) and that, under the Act the Shares may not be resold, pledged, or otherwise transferred without registration under the Act or an exemption therefrom.

b.
Consultant understands that the Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Act, and the Shares have not been registered under the Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

c.
Consultant is an “accredited investor”, as that term is defined under Rule 501(a) of the Act, and it has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of acquiring the Shares.

d.
Consultant has had the opportunity to obtain from Company such information as it desired in order to evaluate the merits and the risks inherent in holding the Shares.

6. Services. Consultant shall devote such time and effort necessary to discharge its duties hereunder. The Company acknowledges that Consultant may conduct other business activities and that it may pursue such during the term of this Agreement so long as such are not inconsistent with the intent and duties hereunder.

7. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors the parties.

8. Governing Law. This Agreement shall be constructed by and enforced in accordance with laws of the State of California.

9. General. This Agreement contains the entire understanding and agreement between the parties. There are no other agreements, conditions or, oral or written, express or implied, with regard. This Agreement may be amended only in writing signed by both parties. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and same agreement. The provisions of the Agreement shall be binding upon the parties and their successors and assigns. If any provisions of this Agreement, or application thereof to any circumstances shall be deemed or held to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extend possible under law.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed.

Consultant:

I|M1, LLC

By: /s/ Mark Elliott
Name: Mark Elliott
Title: CFO

Company:

NuGene International, Inc.

By: /s/ M. Ali Kharazmi
Name: M. Ali Kharazmi
Title: Chairman

Exhibit A

Each of the following products which are currently marketed and sold by the Company, but as the same may be renamed, rebranded or otherwise for use by men or in the men’s market containing stem cell derived or containing biologically active or biologically derived ingredients: NuGene Face Wash, NuGene universal Cream, NuGene Universal Serum, NuGene Light and Bright, NuGene Eye Serum, NuGene Face Mask, NuGene Melasma Serum, NuGene Acne Serum, NuGene Revitalizing night Cream, NuGene Toner, NuGene Body Lotion, NuGene Specialty Soap, NuGene Neck & Dècolleté Lotion, Advanced Infusion Serums and other age-defying products that are stem cell derived or which contain biologically active or biologically derived ingredients.

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